Exhibit (j)(3)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Voya Separate Portfolios Trust

We consent to the use of our report dated July 25, 2019, with respect to the financial statements of Voya Target In-Retirement Fund, Voya Target Retirement 2025 Fund, Voya Target Retirement 2030 Fund, Voya Target Retirement 2035 Fund, Voya Target Retirement 2040 Fund, Voya Target Retirement 2045 Fund, Voya Target Retirement 2050 Fund, Voya Target Retirement 2055 Fund, and Voya Target Retirement 2060 Fund, each a series of Voya Separate Portfolios Trust, incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts

September 25, 2020